Exhibit 10.44

DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of Provide Commerce, Inc. (the “Company”) shall be eligible to receive cash and equity compensation effective as of November 9, 2005 (the “Effective Date”) as set forth in this Director Compensation Policy. The cash compensation and equity awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee director who may be eligible to receive such cash compensation or equity awards unless such non-employee director declines the receipt of such cash compensation or equity awards by notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board.

1. Cash Compensation.

(a) General Board Retainer. Each non-employee director, other than the Chairman of the Board, shall be eligible to receive a quarterly retainer of $6,250, or $25,000 per year, for service on the Board.

(b) Chairman of the Board Retainer. Each non-employee director who serves as Chairman of the Board shall be eligible to receive a quarterly retainer of $34,500, or $138,000 per year, for such service, which retainer shall be in lieu of the retainer under Section 1(a) above.

(c) Audit and Corporate Governance Committee Chair Retainer. Each non-employee director who serves as chair of the Audit and Corporate Governance Committee of the Board shall be eligible to receive an additional quarterly retainer of $1,875, or $7,500 per year, for such service.

(d) Compensation Committee Chair Retainer. Each non-employee director who serves as chair of the Compensation Committee of the Board shall be eligible to receive an additional quarterly retainer of $1,562.50, or $6,250 per year, for such service.

(e) Nominating Committee Chair Retainer. Each non-employee director who serves as chair of the Nominating Committee of the Board shall be eligible to receive an additional quarterly retainer of $1,250, or $5,000 per year, for such service.

(f) Meeting Stipends. Each non-employee director who serves on a committee of the Board shall be eligible to receive an additional stipend of $1,250 for each committee meeting attended in person or by telephone.

(g) Expense Reimbursements. The Company shall reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy.

(h) Attendance. In the event that a non-employee director attends less than 75% of the meetings of the Board or the committees of which he or she is a member, the non-employee director shall receive 50% of the cash compensation he or she would otherwise be entitled to receive pursuant to this Director Compensation Policy.

2. Equity Compensation. The options and restricted stock grants described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”), as further amended from time to time, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2003 Plan.

(a) Initial Award. A person who is initially elected to the Board on or after the Effective Date and who is a non-employee director at the time of such initial election, shall be eligible to receive a non-qualified stock option to purchase 6,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) and a restricted stock award of 4,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan), in each case on the date of such initial election (each, an “Initial Award”).

(b) Subsequent Awards. A person who is a non-employee director, other than the Chairman of the Board, automatically shall be eligible to receive a non-qualified stock option to purchase 4,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) and a restricted stock award of 2,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) on the date of each annual meeting of the Company’s stockholders on or after the Effective Date.

(c) Chairman of the Board Award. On the date of each annual meeting of the Company’s stockholders on or after the Effective Date, the Chairman of the Board shall be eligible to receive a non-qualified stock option to purchase 8,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) and a restricted stock award of 4,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan), which awards shall be in lieu of the awards under Section 2(b) above. The awards described in clauses 2(b) and 2(c) shall be referred to as “Subsequent Awards.”

(d) Retirement of Employee Directors. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an Initial Award pursuant to clause 2(a) above, but to the extent that they are otherwise eligible under the 2003 Plan, will be eligible to receive, after retirement from employment with the Company, Subsequent Awards as described in clauses 2(b) or 2(c) above, as applicable.

(e) Terms of Awards Granted to Independent Directors.

(i) Exercise Price of Options. The per share price of each option granted to a non-employee director shall equal 100% of the fair market value of a share of common stock on the date the option is granted (as determined under the 2003 Plan).

(ii) Purchase Price of Restricted Stock. The per share purchase price of each share of restricted stock granted to a non-employee director shall equal the par value per share of the Company’s common stock.

(iii) Vesting. Restricted stock granted to a non-employee director shall be subject to the Company’s right to repurchase any unvested shares upon the non-employee director’s termination of membership on the Board. Initial Awards granted to non-employee directors shall become vested in four annual installments of 1/4 of the shares subject to such award on each of the annual anniversaries of the date of the Initial Award, commencing with the first such annual anniversary, such that each Initial Award shall be 100% vested on the fourth anniversary of its date of grant, subject to a director’s continuing service on the Board through such dates. Subsequent Awards granted to non-employee directors shall become vested in twelve monthly installments of 1/12 of the shares subject to such Subsequent Award on each of the monthly anniversaries of the date of the Subsequent Awards, subject to a director’s continuing service on the Board through such dates. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

(iv) Term. The term of each option granted to a non-employee director shall be ten years from the date the option is granted.

(v) Accelerated Vesting. In the event of a Change in Control (as defined in the 2003 Plan) while a non-employee director is still serving as a member of the Board, or in the event of a non-employee director’s Termination of Directorship (as defined in the 2003 Plan) by reason of his or her death or Disability, all options and restricted stock granted to a non-employee director pursuant to this Director Compensation Policy shall become fully exercisable and all forfeiture, repurchase and other restrictions on such awards shall lapse immediately prior to such Change in Control or Termination of Directorship, as applicable.

(vi) Hostile Tender Offer. Upon the occurrence of a Hostile Tender Offer (as defined in the 2003 Plan) while a non-employee director is still serving as a member of the Board, such non-employee director shall have a 30-day period in which to surrender to the Company each of his or her outstanding options granted pursuant to this Director Compensation Policy. The non-employee director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (A) the Tender Offer Price (as defined in the 2003 Plan) of the shares of common stock at the time subject to each surrendered option (whether or not the non-employee director is otherwise at the time vested in those shares) over (B) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five days following the surrender of the option to the Company. No approval or consent of the Board shall be required at the time of the actual option surrender and cash distribution. A Hostile Tender Offer is a Change in Control under the 2003 Plan, which would result in all options and restricted stock granted to a non-employee director pursuant to this Director Compensation Policy shall become fully exercisable and all forfeiture, repurchase and other restrictions on such awards shall lapse immediately prior to such Hostile Tender Offer.

(vii) Post-Termination Exercise Period of Options. Options granted to non-employee directors pursuant to this Director Compensation Policy may not be exercised to any extent by anyone after the first to occur of the following events:

(A) The expiration of ten years from the date of grant; or

(B) The expiration of twelve months following the date of the non-employee director’s Termination of Directorship.

(viii) Options Immediately Exercisable. Options granted to non-employee directors pursuant to this Director Compensation Policy shall be immediately exercisable for unvested shares of the Company’s common stock. Such shares of common stock shall be subject to the Company’s right to repurchase such shares in the event of a non-employee director’s Termination of Directorship. The Company’s repurchase right shall lapse in accordance with the vesting schedule applicable to the Options pursuant to which such shares were issued. The Company shall repurchase such shares at the original purchase price paid by the non-employee director.